AMERICAN TOYS, INC.
                                              2649 Bishop Drive
                                             San Ramon, CA 94583


                                               PROXY STATEMENT


                                                     FOR


                                       Annual Meeting of Stockholders
                                      To Be Held on September 20, 1996



          This proxy statement and the accompanying form of proxy have been mailed on August 21, 1996 to the stockholders of record on August
8, 1996 of American Toys, Inc., a Delaware corporation (the
"Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting to be held on September 20, 1996 and at any adjournment thereof.



                              SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

          Shares of the Corporation's common stock (the "Common Stock") represented by an effective proxy in the accompanying form will, unless contrary instructions are specified in the proxy, be voted FOR (i) the election of the four (4) persons nominated by the Board of Directors as directors (ii) an amendment to the Corporation's certificate of incorporation to effect a change of the Corporation's name from American Toys, Inc. to U.S. Wireless Corp. and (iii) an amendment to the certificate of Incorporation to authorize an increase in the authorized shares of Common Stock of the Company to 30,000,000 shares from 20,000,000 shares.

           Any such proxy may be revoked at any time before it is voted. A stockholder may revoke this proxy by notifying the Secretary of the Corporation either in writing prior to the Annual Meeting or in person at the Annual Meeting, by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy, at the Annual Meeting and entitled to vote thereon is required to elect the directors. A stockholder voting through a proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors. A stockholder voting through a proxy who abstains with respect to approval of any other matter to come before the meeting is considered to be present and entitled to vote on that matter and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter shall not be considered present and entitled to vote thereon.

           The Corporation will bear the cost of the solicitation of proxies by the Board of Directors. The Board of Directors may use the services of its executive officers and certain directors to solicit proxies from stockholders in person and by mail, telegram and telephone. Arrangements may also be made with brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements and other material to the beneficial owners of the Corporation's Common Stock held of record by such persons, and the Corporation may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

           The Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 including audited financial statements and a copy of the Corporation's report on Form 10-QSB for the three months ended June 30, 1996 accompanies this proxy statement.

           The principal executive offices of the Corporation are located at 2649 Bishop Drive San Ramon, CA 94583. The Corporation's telephone number is (510) 830-8801.

Independent Public Accountants

           Scarano & Lipton, P.C., Certified Public Accountants, independent accountants of the Corporation audited the Corporation's financial statements for the fiscal year ending March 31, 1996. The audit services provided by Scarano & Lipton, P.C. consisted of examination of financial statements, services relative to filings with the Securities and Exchange Commission, and consultation in regard to various accounting matters. Representatives of Scarano & Lipton, P.C. are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and answer appropriate questions.



                                  VOTING SECURITIES AND SECURITY OWNERSHIP
                                 OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information as of August 21, 1996, with respect to the beneficial ownership of shares of Common Stock by (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), known by the Corporation to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, and (iii) all officers and directors as a group. Except to the extent indicated in the footnotes to the following table, each of the individuals listed below possesses sole voting power with respect to the shares of Common Stock listed opposite their name.

Name and address of       Amount and nature of
beneficial owner           beneficial ownership    Percentage of class (%)

European Ventures Corp.(1) 6,206,005                                      56.7%
P.O. Box 47
Roadtown, Tortola
British Virgin Islands

Dr. Oliver Hilsenrath (2)                 3,750,000                       40.1%
c\o American Toys, Inc.
2649 Bishop Drive
San Ramon, CA  94583

Mister Jay Fashions (3)                   447,508                         5.7%
International, Inc.
448 West 16th Street
New York, NY 10011

Ilan Arbel (1)(3)(4)                      9,903,513                       75.0%
c/o American Toys, Inc.
2649 Bishop Drive
San Ramon, CA  94583

David Tamir                               --                              --
c\o American Toys, Inc.
2649 Bishop Drive
San Ramon, CA  94583

Regina Gindin (5)                         50,000                          --
c/o American Toys, Inc.
2649 Bishop Drive
San Ramon, CA  94583

Officers and Directors                    13,703,513         92.9%
 as a Group
(4 persons) (1)-(5)
______________________________

* Less than 1%

(1) A Company of which Moses Mika, the father of Ilan Arbel, is an officer, director and the sole stockholder. Includes 3,100,000 shares issuable pursuant to an option granted in July 1996. See "Certain Relationships and Related Transactions."


(notes continued from previous page)

(2) Includes 1,500,000 shares issuable pursuant to options granted pursuant to Dr. Hilsenrath's employment agreement. See "Management."

(3) A Company of which Ilan Arbel is an officer, director and principal stockholder.

(4) Includes 2,250,000 shares issuable pursuant to an option granted in accordance with his employment agreement. See "Management."

(5) Includes 50,000 shares issuable pursuant to options granted pursuant to Mrs. Gindins's employment with the Company.

Certain Reports

           No person who, during the fiscal year ended March 31, 1995, was a director, officer or beneficial owner of more than ten percent of the Corporation's Common Stock (which is the only class of securities of the Corporation registered under Section 12 of the Securities Exchange Act of 1934 (the "Act") (a "Reporting Person") failed to file on a timely basis, reports required by Section 16 of the Act during the most recent fiscal year or prior years. The foregoing is based solely upon a review by the Corporation of Forms 3 and 4 during the most recent fiscal year as furnished to the Corporation under Rule 16a-3(d) under the Act, and Forms
5 and amendments thereto furnished to the Corporation with respect to its most recent fiscal year, and any representation received by the Corporation from any reporting person that no Form 5 is required.

                                             RECENT DEVELOPMENTS

Reverse Stock Split

           The Company held a special meeting of its stockholders on May 31, 1996, at which meeting the stockholders approved a 1 for 4 reverse stock split of its outstanding shares of Common Stock, reducing its issued and outstanding shares of Common Stock from 3,575,980 shares to 893,995 shares. The record date for the purpose of calculating the reverse-split was April 17, 1996.

Spin-off of Play Co. Toys & Entertainment Corp.

           In June 1996, the Company's Board of Directors in addition to the consent of the majority stockholder of Company, such time, Mister Jay Fashions International, Inc. ("Mr. Jay"), authorized the spin-off (the "Spin-off Distribution") of the shares of common stock of Play Co. Toys & Entertainment Corp. ("Playco") owned by the Company. The record date for stockholders of the Company to receive the distribution of the shares of Playco is August 15, 1996. Presently, the Company owns 2,548,930 shares or approximately 66% of the outstanding shares of common stock of Playco. In addition, Company, as majority stockholder of Playco has authorized the conversion of its Series D Preferred Stock owned by the Company to be converted into 1,157,028 shares of Playco's common stock, based on the average closing bid price ($1.21) of Playco's shares for the period from March 1, 1996 to May 31, 1996. Initially, Playco was indebted to the Company in the amount of $1,400,000, which was converted into one share of Playco's Series D Preferred Stock, which share gave the Company a preferential voting right to vote to elect the majority of the board of directors of Playco. On July 19, 1996, Playco mailed an information statement and annual report to the stockholders of Playco describing the conversion and certain amendments to Playco's Certificate of Incorporation, which action is scheduled to take place on or about August 9, 1996.

           On June 20, 1996, the Company, as majority stockholder of Playco, executed a written consent authorizing Playco to amend its Certificate of Incorporation, to (i) amend the rights and preferences of the Series D Preferred Stock to provide that it shall be convertible into 1,157,028 shares of Playco's Common Stock and (ii) amend Playco's Series E Preferred
Stock to designate two separate classes, of which 3,900,000 shares shall be designated the "Series E Class I Preferred Stock," which shares shall be convertible at any time into 20 shares of Playco's Common Stock, and 100,000 shares of which shall be designated the "Series E Class II
Preferred Stock," which shares will be convertible at the option of the holder, commencing two years from issuance, into 20 shares of Playco's
Common Stock. The 862,000 shares of the Series E Preferred Stock purchased by Europe American Capital Corp. ("EACC") shall be redesignated as Series E Class I Preferred Stock.

           Upon the conversion of the Series D Preferred Stock the Company would own 3,705,958 shares of Playco's common stock. The record date for the stockholders entitled to the distribution is August 15, 1996, and the distribution is expected to be sent to stockholders on August 30, 1996. As of August 15, 1996, there were 7,850,000 shares of Common Stock outstanding. This incorporates (i) the consummation of the Labyrinth Agreement (See "-- Acquisition of Labyrinth Communications Technologies Group, Inc. and Mantra Technologies, Inc.") and the issuance of 2,250,000 shares of Common Stock to Dr. Oliver Hilsenrath and (ii) 600,000 shares of Common Stock issued pursuant to the private placement (See "--Private Placement"). Only the holders of approximately 2,425,250 shares will be eligible for the distribution, which includes (i) 893,995 shares which were outstanding after the 1 for 4 reverse stock split of which 68,750 have been returned to treasury pursuant to the cancellation of a promissory note (see "Cancellation of Mr. Jay Note"), (ii) 600,000 shares to be issued in the Private Placement, assuming the consummation thereof, and (iii) 1,000,000 shares issued to Ilan Arbel in June 1996 upon the exercise of an option granted pursuant to his employment agreement. The Spin-off Distribution shall not include the 3,106,005 shares issued to European Ventures Corp. ("EVC") in June 1996 (See "--Acquisition of shares of Multimedia
Concepts International, Inc. and Video On-Line USA, Inc.) or the
2,250,000 shares issuable to Dr. Oliver Hilsenrath upon the consummation of Labyrinth Agreement. Assuming the conversion of the Series D
Preferred Stock, the Company shall own 3,705,958 shares of Playco's common stock, which shall be distributed at the rate of approximately 1.52 shares for each share of Common Stock of the Company owned.

Acquisition of shares of Multimedia Concepts International, Inc. and Video On-Line USA, Inc.

           In June 1996, EVC, a British Virgin Island corporation, of which Moses Mika is the sole officer, director and stockholder, acquired 3,106,005 shares of the Company's Common Stock in exchange for 400,000 shares of common stock of Multimedia Concepts International, Inc., a Delaware corporation ("Media"), which shares are quoted on the Nasdaq SmallCap Stock Market. EVC had the right to either pay
$1,800,000 for the shares or transfer 400,000 shares of Media to the Company. Mr. Mika is the father of Ilan Arbel, the Vice-President and a director of the Company and a director of Media. The shares of Common
Stock issued to EVC will not be eligible to receive the Spin-off Distribution. In May 1996, Media acquired 51% of the outstanding shares of common stock of Video On-Line USA, Inc. ("Video"). Video was formed by EVC, which company retained 49% of the outstanding shares of Video, with Media owning the balance. In June 1996, EVC exchanged all of its shares of Video for a five year options to purchase 3,000,000 shares of the Common Stock at an exercise price of $2.00 per share and 100,000 shares at an exercise price of $2.50.

Acquisition of Labyrinth Communications Technologies Group, Inc.
("Labyrinth") and Mantra Technologies, Inc. ("Mantra")

           Labyrinth Communications Technologies Group, Inc., a Delaware corporation ("Labyrinth"), was formed by Dr. Oliver Hilsenrath on June
17, 1996. The Company entered into a stock purchase agreement with Labyrinth (the "Labyrinth Agreement") dated July 10, 1996, whereby the Company agreed to acquire 51% of the outstanding shares of common stock of Labyrinth. The acquisition was consummated on July 31, 1996. Pursuant to the terms of the Labyrinth Agreement, the Company purchased 200,000 shares of Labyrinth's common stock or 20% of the outstanding shares for $2,000,000 and exchanged 2,250,000 shares of Common Stock for 310,000 shares of Labyrinth's common stock from Dr. Oliver Hilsenrath, the sole officer and director of Labyrinth. Upon the consummation of this agreement Dr. Oliver Hilsenrath, the founder of both Labyrinth and Mantra, became the President, Chief Executive Officer and a Director of the Company. In addition, the Company entered into a stock purchase agreement dated July 10, 1996, with Mantra (the "Mantra Agreement"), to acquire 51% of the outstanding shares of Mantra for $500,000, with the right to acquire the remaining 49% of the outstanding shares in exchange for an aggregate of 1,000,000 shares of the Company's Common Stock. The Company was issued this option by the stockholders of Mantra pursuant to the consummation of the acquisition, which option is exercisable, only in the event that the closing bid price of the Common Stock for the period of 30 consecutive trading days prior to the date of exercise shall have been at least $5.00.

Private Placement

           In July 1996, the Company commenced a private placement (the "Private Placement") of its securities. The Company is offering 600,000 shares at a purchase price of $2.50 per share. The proceeds of the offering shall be used for the acquisitions of Labyrinth and Mantra.

Cancellation of Mr. Jay Note

           On July 31, 1996, the Company and Mr. Jay agreed that American Toys, Inc., would cancel a promissory note issued by Mr. Jay for the purchase of 275,000 shares of Common Stock in exchange for the return of such shares to the Company's treasury. The 275,000 shares returned is prior to the reverse stock split, whereby such shares now are equal to 68,750 shares.

           It is expected that the following will be considered at the meeting and action taken thereon.

                                          I.  ELECTION OF DIRECTORS

           The Board of Directors currently consists of four (4) members elected for a term of one (1) year and until their successors are duly elected and qualified. An affirmative vote of a plurality of the shares of Common Stock, present in person or represented by proxy at the Annual Meeting, and entitled to vote thereon is required to elect the directors. All proxies received by the Board of Directors will be voted for the election as directors of the nominees listed below if no direction to the contrary is given. In the event any nominee is unable to serve, the proxy solicited hereby may be voted, in the discretion of the proxies, for the election of another person in his stead. The Board of Directors knows of no reason to anticipate this will occur.

           The following table sets forth as of August ___, 1996 with respect to the four nominees for election as directors of the Corporation:


Officers and Directors.

           The executive officers and directors of the Company are as follows:

           NAME                           AGE                  POSITION

           Dr. Oliver Hilsenrath__                President, Chief Executive
                                                  Officer and Director

           Ilan Arbel                     43      Vice-President and Director

           David Tamir                    __                   Director

           Regina Gindin                  __                   Director




           All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualify. Vacancies on the Board of Directors may be filled by the remaining directors. Officers are elected annually by, and serve at the discretion of the Board of Directors. There are no family relationships between or among any officers or directors of the Corporation.

           Dr. Oliver Hilsenrath has been the Chief Executive Officer, President and a Director of the Corporation since July 31, 1996. From their inceptions Dr. Hilsenrath has been the Chief Executive, President and a director of Labyrinth and Mantra. From 1992 through 1996, Dr. Oliver Hilsenrath was a senior vice president, general manager and co-founder of Geoteck Communications, Inc., an international wireless carrier with networks in the United States, United Kingdom and Germany. Dr. Oliver Hilsenrath received his Ph.D in information theory from Technion - Polytechnical Institute of Israel. He has worked in the wireless communications industry for 20 years.

           Ilan Arbel has been the Vice-President of the Corporation since July 31, 1996. Previously, he was the President, Chief Executive Officer and a Director of the Corporation from inception to 1993. In August 1996 Mr.
Arbel was elected as a director of both Labyrinth and Mantra. In July, 1993
Mr. Arbel resigned as President of the Corporation upon the election of another individual, which individual resigned on March 7, 1995, at which time Mr. Arbel was re-elected President of the Corporation. In May, 1993
Mr. Arbel became a director of Playco, and since June 1994, he has been the Chairman of the Board. Mr. Arbel has been President and Chief
Executive Officer, a Director and an affiliate of the majority shareholder of Mister Jay since 1991. Mr. Arbel is also President, Secretary and a
Director of USA Finance Corp., a blank check company which filed a Registration Statement with the Securities & Exchange Commission, which registration statement has been terminated. In 1990 Mr. Arbel was a director of Carlo Fashions, Inc., a company which filed a bankruptcy petition. Mr. Arbel does not believe this company has received a discharge in bankruptcy. From 1989 to present, Mr. Arbel has been the sole officer and director or TransAtlantic Commerce Corp., a company involved in investments and finance in the United States and Europe. From June 1995 to present, Mr. Arbel has been a director of Multimedia Concepts
International, Inc., a company which recently completed a public offering of its securities. Mr. Arbel is a graduate of the University Bar Ilan in Israel, with B.A. degrees in Economics, Business and Finance.

           David Tamir has been a Director of the Corporation since August 1, 1996 and a director of Labyrinth since ____________, 1996. From
August, 1996 to present Mr. Tamir has been the __________________ and a Director of Labyrinth and Mantra. From ___________, 1992 to August
1996, has been the _______________ of Powerspectrum Technology
________ (a subsidiary of Geotek Communications, ____, a cellular-wireless communications company. Mr. Tamir received an MS degree in Electrical Engineering from Technion ___________ in Haifa and an MBA degree from Hebrew University.

           Regina Gindin has been a Director of the Corporation since August 1, 1993 and has been a director of Labyrinth since ______________, 1996. From August, 1996 to present Mrs. Gindin has been the __________________ and a Director of Labyrinth and Mantra. From
August 1994 to August 1996, has been the _______________ of RBG
Associates ____, a consulting firm which provides management consulting services for strategic business planning. From 1993 to August 1994 Mrs. Gindin was the Vice-President of Strategic Management and Corporate Communications for Conner Peripherals, Inc., a ______________ company.
Mrs. Gindin received her MBA in Business Administration from the Warton School of Business, University of Pennsylvania.

           Dr. Mati Wax has been the Chief Technology Officer of the Corporation since August 1996 and has held such position with Labyrinth since ________________, 1996. From !985 to 1996 has been the
___________________ of the Signal Processing Center at RAFAEL, Haifa, Israel, which __________________. Dr. Wax received his PHD degree in Electrical Engineering from Stantford University in 1985.

           Dr. Tie-Jun Shan has been the Vice-President of Advanced Technology of the Corporation since August 1996 and has held such position with Labyrinth since ________________, 1996. From 1995 to August 1996, was the ___________________ of the wireless communications research lab at Bell Labs. From 1989 to 1994 Dr. Shan was the of E.I. du Pont de Nemours & Company, researching and developing electronics imaging. Dr. Shan received his PHD degree in Electrical Engineering from Stantford University in 1986.

           Gilad Sharaby has been the Vice-President of Software Engineering of the Corporation since August 1996 and has held such position with Labyrinth since ________________, 1996. From _______________ to
_____________ has been the director of SW for Geotech. From 1993 to 1995 has been the System SW intergration manager for Powerspectrum Technology ______. From 1991 to 1993 was a ___________________ in
the Israeli army, undertaking the management of SW development for Command and Control military applications.

           The directors of the Company are elected annually by the shareholders and hold office until the next annual meeting of shareholders, or until their successors are elected and qualified. The Executive officers are elected annually by the Board of Directors, serve at the discretion of the board of directors and hold office until their successors are elected and qualified. Vacancies on the Board of Directors may be filled by the remaining directors. Since the resignation of Irwin Lampert as Chairman of the Board, the Company has not appointed a new Chairman or member of the board to replace Mr. Lampert and presently has no intentions to do so.

           The Company has agreed to indemnify its officers and directors with respect to certain liabilities including liabilities which may arise under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

           As a result of the inclusion of such provision, stockholders may be unable to recover damages against directors for actions taken by them which constitute negligence or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Corporation's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

Board Meetings, Committees and Compensation

           During the fiscal year ended March 31, 1995, the Corporation held ______ meeting of the Board of Directors and action was taken on
________ occasions by unanimous written consent of the Board of Directors in lieu of meeting. The Corporation does not pay its directors for attendance at meetings of the Board of Directors or committee meetings.

The Board of Directors recommends that you vote "FOR" the nominees for Director.

Executive Compensation

Summary of Cash and Certain Other Compensation

           The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded to, earned by, paid by the Company during the years ended March
31, 1996, 1995 and 1994 to each of the named executive officers of the Company and Playco.

                                         Summary Compensation Table

                                   Annual Compensation

(a)                       (b)        (c)         (d)                  (e)
Name and Principal                                             Other Annual
   Position               Year       Salary($)   Bonus($)(1)   Compensation($)

Dr. Oliver Hilsenrath (1) 1996       _                   _         _
Chief Executive Officer

Ilan Arbel                1996       -                   -         - (2)
Vice-President            1995       -                   -         - (2)
                          1994       -                   -         -


(1) Dr. Hilsenrath became the Chief Executive Officer, President and Director on July 31, 1996. Dr. Hilsenrath receives a salary at the rate of $160,000 per annum. See "-- Employment Agreements."

(2) In March 1995, the Company granted Mr. Arbel 150,000 and 100,000 options to purchase shares of Common Stock at exercise prices of $3.00 and $4.25, respectively. The 150,000 options exercisable at $3.00 were exercised on March 21, 1995 and the shares purchased sold pursuant to a S-8 Registration Statement. On June 16, 1995, the Company filed an amendment to its registration statement on Form S-8, whereby the Company amended the options issued to Mr. Arbel from 150,000 options exercisable at $4.25 per share to 150,000 options Exercisable at $1.00 per share. These options were exercised on such date and the shares issued sold. Pursuant to his employment agreement dated June 1, 1996, Mr. Arbel received options to purchase 1,000,000 shares at $1.00 and 2,250,000 shares at $1.33 per share until December 31, 1996. Mr. Arbel exercise his option to purchase 1,000,000 shares at $1.00 and resold such shares pursuant to an S-8 registration statement. The shares underlying the additional option have also been registered in such S-8 registration statement. See "-- Employment Agreements" and "Certain Relationships and Related Transactions."


Employment Agreements

           As of July 31, 1996 the Company entered into a five year employment agreement with Dr. Oliver Hilsenrath, whereby upon the consummation of the Labyrinth Agreement, Dr. Oliver Hilsenrath became the Chief Executive Officer and President of the Company. Dr. Oliver Hilsenrath's employment agreement provides for an annual salary of $160,000 and increases of 10% per year for each year. Pursuant to the terms of the employment agreement, the Company will issue Dr. Oliver Hilsenrath options to purchase 1,500,000 shares of Common Stock at $2.00 per share for a period of five years, which options are intended to qualify as incentive stock options. The Company has agreed to register the shares underlying the option in a registration statement, however 500,000 shares shall be subject to a 2 year lock-up agreement. Dr. Oliver Hilsenrath's employment agreement further provides that the Company shall provide Dr. Oliver Hilsenrath with health insurance benefits and the use of an automobile including reasonable automobile expenses. In the event the Company wishes to obtain Key Man life insurance on the life of Dr.Oliver Hilsenrath, Dr. Oliver Hilsenrath agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

           On June 1, 1996, the Company entered into a five year employment agreement with Ilan Arbel whereby Mr. Arbel will resign as Chief
Executive Officer and President of the Company and will become the Vice-President of strategic business development for the Company and its subsidiaries. Pursuant to the terms of his employment agreement, Mr. Arbel received options to purchase 1,000,000 shares at $1.00 and 2,250,000 shares at $1.33 exercisable until December 31, 1996, which options are intended to qualify as incentive stock options. In June 1996, Mr. Arbel exercised his option to purchase 1,000,000 shares of Common Stock at $1.00 per share pursuant to the terms of the Labyrinth Agreement. Mr.
Arbel has agreed to exercise an option to purchase an additional 750,000 shares at $1.33 on or before August 30, 1996. The Company has agreed to register the shares underlying the options in a registration statement, there will be no restriction pursuant to a lock-up agreement on any shares issued pursuant to the exercise of such options. The Company shall provide Mr.
Arbel with an automobile suitable for his position and reimburse reasonable automobile expenses. In the event the Company wishes to obtain Key Man life insurance on the life of Mr. Arbel, Mr. Arbel agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request.

1993 Stock Option Plan

           During 1993, the Company adopted the Company's 1993 Stock
Option Plan (the "Plan"). The Board believes that the Plan is desirable to attract and retain executives and other key employees of outstanding ability. Under the Plan, options to purchase an aggregate of not more than 150,000 shares of Common Stock may be granted from time to time to key employees, officers, directors, advisors and independent consultants to the Company and its subsidiaries. In March 1995, the Company granted options to purchase 75,000 shares of Common Stock at $3.50 per share, to each of Allean Goode and Sheikhar Boodram which options will not vest and become exercisable for a period of one year from the grant or until March 1996. The Plan was registered pursuant to an S-8 registration statement filed with the SEC on March 21, 1995.

           The Board of Directors is charged with the administration of the Plan, the Board is generally empowered to interpret the Plan, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the optionee owns more than 10% of the Common Stock of the Company).

           Options will be exercisable for a term determined by the Board which will not be less than one year. Options may be exercised only while the original grantee has a relationship with the Company or a subsidiary of the Company which confers eligibility to be granted options or up to ninety
(90) days after termination at the sole discretion of the Board. In the event of termination due to retirement, the Optionee, with the consent of the Board, shall have the right to exercise his option at any time during the thirty-six (36) month period after such retirement. Options may be exercised up to thirty-six (36) months after death or total and permanent disability. In the event of certain basic changes in the Company, including a change in control of the Company (as defined in the Plan) in the discretion of the Board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder, his or her guardian or legal representative.

           Options granted pursuant to the Plan may be designated as ISOs, with the attendant tax benefits provided under Section 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the Plan provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The Board may modify, suspend or terminate the Plan; provided, however, that certain material modifications affecting the Plan must be approved by the shareholders, and any change in the Plan that may adversely affect an optionee's rights under an option previously granted under the Plan requires the consent of the optionee.

                               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           On March 9, 1995 the Company's board of directors granted
250,000 and 100,000 stock options to Ilan Arbel and Alan Berkun, respectively. 150,000 and 50,000 options granted to Messrs. Arbel and Berkun, respectively, were exercisable at $3.00 per share, which options were exercised. The remaining 100,000 and 50,000 options granted to Messrs. Arbel and Berkun, respectively, are exercisable at $4.25 per share, which options have not been exercised. On March 21, 1995, the Company filed a Form S-8 registration statement registering the sale of the shares of Common Stock underlying such options, at which time Messrs. Arbel and Berkun exercised 150,000 and 50,000 options, respectively, and sold the shares pursuant to such registration. The options were issued as compensation.

           On June 16, 1995, the Company filed an amendment to the filed Form S-8, amending the 100,000 options exercisable at $4.25 per share issued to Mr. Arbel to 150,000 options exercisable at $1.00 per share.
Also, the 50,000 options exercisable at $4.25 per share issued to Alan Berkun were amended to 75,000 options exercisable at $1.00 per share.
Both sets of options were exercised by said individuals in full on such date and sold. See "Management - Executive Compensation."

           In August 1995, the Company, entered into consulting agreements with Harold Rashbaum and Citadel Commercial Corp., whereby Harold
Rashbaum would consult with the Company and Playco in the areas of retailing and marketing, and Citadel Commercial Corp. would consult with the Company and Playco in the areas of financial management, specifically trade credit and banking. Pursuant to such agreements, the Company issued to each consultant 30,000 shares of its Common Stock.

           On September 29, 1995, Mr. Jay, the Company's parent company, exercised its Special Warrant and purchased 275,000 shares of Common Stock at $2.00 per share. As a result, Mr. Jay retained approximately 50.1% of the outstanding shares of Common Stock of the Corporation. This Special Warrant has expired.

           On May 31, 1996, at a special meeting of the Company's stockholders, the stockholders approved a proposal to effect a 1 for 4 reverse-split (1 new share for every 4 old shares) of all the Company's outstanding shares of Common Stock. The reverse split became effective as of May 31, 1996. As of the date of this report, not all stockholders have surrendered their old common stock certificates for post split, new common stock certificates.

           In June 1996, Playco, pursuant to the consent of its majority shareholder, amended its certificate of incorporation to (i) amend the rights and preferences of the Series D Preferred Stock to provide that it shall be convertible into 1,157,028 shares of Playco's common stock and (ii) amend Playco's Series E Preferred Stock to designate two separate classes, of which 10,000,000 shares shall be designated the "Series E Class I Preferred Stock", which shares shall be convertible into 20 shares of Playco's common stock, and 10,000,000 shares of which shall be designated the "Series E Class II Preferred Stock", which shares will be convertible at the option of the holder, commencing two years from issuance, into 20 shares of Playco's common stock. Playco prepared and mailed to its stockholders, an information statement whereby Playco informed its stockholders that authorized Playco to mailed to its stockholders and information statement whereby Playco informed its stockholders that pursuant to the consent of its majority, the aforesaid actions were taken. See "Description of Business - Spinoff of Play Co. Toys & Entertainment Corp."

           In June 1996, EACC exercised its option and purchased 334,000 shares of Playco's Series E Preferred Stock for $334,000. These shares of Series E Preferred Stock will be designated Class I Series E Preferred Stock.

           In June 1996, the Company, pursuant to the consent of its majority shareholder, Mr. Jay, authorized the spinoff of the shares of Playco's common stock owned by the Company to the shareholders of the Company. Additionally, the Company authorized the conversion of its share of Series
D Preferred Stock into 1,157,028 shares of Playco's common stock based upon the average closing bid price ($1.21) of Playco's shares for the period from March 1, 1996 to May 31, 1996. Playco is amending its Certificate of Incorporation to reflect the conversion provisions referenced to herein.

           In June 1996, European Ventures Corp. ("EVC"), a British Virgin Island corporation, of which Moses Mika is the sole officer, director and stockholder, acquired 3,106,500 shares of the Company's Common Stock, par value $.01, in exchange for 400,000 shares of common stock of Multimedia Concepts International, Inc. ("Media"), a Delaware corporation. EVC had the right to either pay $1,800,000 for the shares or transfer
400,000 shares of Media to the Company. Mr. Mika is the father of Ilan
Arbel, the president and Chief executive Officer of the Company and the president and Chairman of the Board of Media. The shares of Common
Stock issued to EVC will not be subject to the spin-off distribution referred to herein.

           For a description of the Company's employment agreement See "Management - Employment Agreements."

                               II. AMENDMENT TO THE CORPORATION'S CERTIFICATE
                                 OF INCORPORATION TO EFFECT A CHANGE OF THE
                               CORPORATION'S NAME FROM AMERICAN TOYS, INC. TO
                                             U.S. WIRELESS CORP.

           The Board of Directors has unanimously approved a proposal to amend the Corporation's Certificate of Incorporation to effect a change of the name of the Corporation from American Toys, Inc. to U.S. Wireless Corp. The full text of the proposed Amendment to the Certificate of Incorporation is annexed hereto as Appendix A to this Proxy Statement.

           The Corporation has decided to redirect the Corporation's business from being a holding company for Playco, a retail toy company to being a holding company for Labyrinth and Mantra, companies which operations are focused in the areas of wireless communications and internet services.
To this end, the Corporation has consummated the acquisitions of Labyrinth and Mantra and has consummated a private placement to raise capital in order to consummate such acquisitions. The Company believes its name shall be an intregal part of its development, in terms or public recognition of its corporate strategy and product development. In addition, though the Corporation is not currently in negotiations with respect to any additional acquisition or business ventures, it does intend to seek other business opportunities in these industries.

           Stockholders will not be required to submit their stock certificates for exchange and, following the effective date of the amendment changing the name of the Corporation, all new stock certificates issued by the Corporation will either be overprinted with the Corporation's new name or new certificates issued.

           The affirmative vote of the holders of a majority of the shares of the Common Stock issued and outstanding on the record date, voting together as a single class, is required for the approval of this proposal. The Directors and Officers of the Corporation and other principal stockholders owning of record, beneficially, directly and indirectly, an aggregate of approximately ____% of such shares outstanding on the record date, have agreed to vote in favor of approval of this proposal. Therefore, this proposal will be approved at the Annual Meeting.

           The Board of Directors deems this Proposal No. II to be in the best interests of the Corporation and its stockholders and recommends a vote "FOR" approval thereof.

                               III.  AMENDMENT OF THE COMPANY'S CERTIFICATE OF
                                   INCORPORATION TO INCREASE THE NUMBER OF
AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000TO 30,000,000

           The Board of Directors of the Company have unanimously determined that an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock is advisable, and accordingly, has voted to recommend an amendment to the stockholders for adoption. Stockholders are urged to carefully read the materials that follow as they involve matters of particular importance. The full text of the Amendment to the Certificate of Incorporation is set forth in Appendix A to this Proxy Statement.

Increase In Authorized Common Stock

           The Board of Directors has unanimously approved a proposal to amend the certificate of Incorporation to authorize an increase in the authorized shares of Common Stock of the Company to 30,000,000 shares from 20,000,000 shares. As of August ___, 1996, there were 7,850,000 shares of Common Stock issued and outstanding and 8,550,000 shares reserved for issuance upon the exercise of options, warrants and other contractual commitments.

           The Company desires to aggressively pursue business acquisitions and opportunities, which may include the issuance of shares of Common
Stock and the expenditure of capital. The Company may require additional capital to sustain operations and for potential acquisitions. The Board of Directors anticipates it will investigate and consider acquisitions, joint venture and similar transactions which may involve a broad range of financial arrangements. The Board of Directors believes that situations will arise where it is necessary or advantageous to accept additional equity investment through the sale of Common Stock. Additionally, the Board believes that the issuance of shares to effect an acquisition, instead of the payment of the Company's operating revenues is in the best interests of the Company.

           The Board of Directors proposed an amendment to the Company's Certificate of Incorporation (the "Amendment"), and same was approved by written consent of the Company's majority stockholder, EVC, to increase the number of authorized shares of Common Stock after such Amendment to 30,000,000 shares. The additional shares of Common Stock being authorized by the Amendment would enable the Company to proceed with financing and acquisition opportunities without the delay and expense associated with the holding of a special meeting or soliciting the consent or approval of stockholders at the time such additional shares are needed, except as required by any regulatory authority.

           The Company has no current plans, or commitments for the issuance of any Common Stock, except as described herein. However, the Board may consider transactions involving the sale or issuance of Common Stock. Accordingly, the Board of Directors considers it desirable to have additional shares of Common Stock available to provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which may arise.

Amendment Proposed by the Board of Directors

           The full text of the Amendment to Article FOURTH is annexed hereto as Appendix A to this Information Statement. The following description of the amendment is qualified in its entirety by reference to Article FOURTH of Appendix A.

           The Company's Articles of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock. As of August 1, 1996, the Company has outstanding 7,850,000 shares of Common Stock. As of such date, there was also reserved for issuance upon the conversion or exercise of various securities of the Company 8,550,000 shares of Common Stock, leaving a total of 3,600,000 shares authorized, unissued and unreserved shares of Common Stock available for future issuances.

           The number of authorized shares of Common Stock after the Amendment will represent an increase of 10,000,000 shares of Common Stock over and above the 20,000,000 shares of Common Stock currently authorized.

Consequences of the Amendment

           Stockholders should note that certain disadvantages may result from the adoption of the amendment. Such disadvantages may include a significant reduction in their interest in the Company with respect to earnings per share, voting, liquidation, value and book and market value per share if the additional authorized shares of Common Stock are issued. While not having such purpose, the amendment could have the effect of deterring a future takeover attempt which the majority of stockholders may deem to be in their best interest. Such event would arise if the Board of Directors deemed it in the best interest of the Company to issue an option to purchase Common Stock, a security convertible into shares of Common
Stock or shares of Common Stock to a party friendly to management in an amount that would make it less likely for an unfriendly purchase to attempt an acquisition of shares by tender offer or other purchase. If a majority in voting power of the current stockholders desire a takeover or change in control of the Company, and if such takeover or change were opposed by the Board of Directors, the additional shares of Common Stock could possibly be used by the Company to thwart the desires of the majority.

           Members of the Board of Directors may have a conflict in proposing this amendment, and such amendment may operate to the disadvantage of stockholders by reducing the likelihood of a hostile takeover of the Company which may result in a change in the membership of the Board of Directors.

                                           FINANCIAL INFORMATION

          A COPY OF THE CORPORATION'S ANNUAL REPORT ON
FORM 10-KSB FOR THE FISCAL YEAR ENDED MARCH 31, 1996
FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
WILL BE FURNISHED WITHOUT THE ACCOMPANYING EXHIBITS
TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN
REQUEST THEREFOR SENT TO ALLEAN GOODE, SECRETARY,
AMERICAN TOYS, INC., 2649 BISHOP DRIVE, SAN RAMON, CA
94583. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH
REPRESENTATION THAT AS OF AUGUST 12, 1996 THE PERSON
MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF
COMMON SHARES OF THE CORPORATION ENTITLED TO VOTE
AT THE SPECIAL MEETING OF STOCKHOLDERS.


                                 By Order of the Board of Directors,


                                 ________________
                                 Secretary


August 21, 1996

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING,
PLEASE COMPLETE AND RETURN YOUR PROXY PROMPTLY IN
THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF IT IS
MAILED IN THE UNITED STATES OF AMERICA.